CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Launch of ‘At-The-Market’ Program

New York, New York, January 22, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it has entered into separate equity distribution agreements with BofA Merrill Lynch, JMP Securities LLC, Ladenburg Thalmann & Co. Inc., RBS Securities Inc. and Robert W. Baird & Co. Incorporated, as agents under its ‘at-the-market’ program. Pursuant to these agreements, the Company may offer and sell shares of its common stock having an aggregate gross sales price of up to $60,000,000 through the agents.

Sales of the Company’s common stock made pursuant to the equity distribution agreements, if any, will be made by means of ordinary brokers' transactions at market prices or as otherwise agreed with the agents. Under the terms of the equity distribution agreements, the Company may also sell shares to each of the agents as principal for its own respective account, at a price agreed upon at the time of sale.

The shares will be offered under a prospectus supplement dated January 22, 2013, which was filed pursuant to the Company’s effective universal shelf registration statement previously filed with the Securities and Exchange Commission.

The Company is not obligated to sell and the agents are not obligated to buy or sell any shares under the equity distribution agreements. No assurance can be given that the Company will sell any shares under the equity distribution agreements, or, if it does, as to the price or amount of shares that it sells, or the dates on when such sales will take place.

A copy of the prospectus supplement and prospectus relating to the offering through the equity shelf program may be obtained by contacting:

BofA Merrill Lynch

Attn: Prospectus Department

222 Broadway
New York, NY 10038

Email: dg.prospectus_requests@baml.com

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.